For Information Contact:

Maureen Crystal

Tel: (703) 707-6777

E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Strong Second Quarter 2009 Financial Results

  Organic revenue growth for the quarter of 13%
  Operating income up 18% to $8.7 million
  Second quarter EPS up 25% to $0.37
  Strong operating cash flow as DSO was reduced to 67 days

RESTON, Va. -- BUSINESS WIRE - August 5, 2009 -- NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology (IT), engineering, and professional services and solutions to U.S. Federal Government agencies announced today results for the second quarter June 30, 2009. The table below is a summary of our financial results:

	2Q: 2009	6M: 2009
Revenues	$108.5 million	$213.5 million
Operating income	$8.7 million	$16.6 million
Operating margin	8.0%	7.8%
Net income	$5.1 million	$9.8 million
Diluted EPS	$0.37	$0.71

Reported Results

For the second quarter of 2009, NCI reported record revenues of $108.5 million compared to $96.3 million for the second quarter of 2008, with an organic revenue growth rate of approximately 13%. Operating income for the second quarter of 2009 was $8.7 million, compared to $7.3 million for the second quarter of 2008. Operating margin was 8.0% for the second quarter of 2009 compares with an operating margin of 7.6% for the same period in 2008. Net income for the second quarter was $5.1 million compared to $4.1 million for the same period in 2008. Diluted earnings per share for the second quarter were $0.37 per share, compared to $0.30 per share for the comparable period in 2008. The effective tax rate for the second quarter of 2009 and 2008 was 39.8%. Diluted shares outstanding for the second quarter of 2009 were 13.8 million shares compared to 13.6 million shares for the second quarter of 2008.

For the first six months of 2009, NCI reported revenue of $213.5 million, compared to $187.8 million for the first six months of 2008. This represents a growth rate of 14% and an organic growth rate of 9%. Operating income for the first six months of 2009 was $16.6 million, or an operating margin of 7.8%, compared to $13.9 million, or an operating margin of 7.4%, for the first six months of 2008. Net income for the first six months of 2009 was $9.8 million, compared to $7.7 million for the same period in 2008. Diluted earnings per share for the first six months of 2008 were $0.71 per share, compared to $0.57 per share for the comparable period in 2008. Diluted shares outstanding were approximately 13.7 million shares for the first half of 2009 and approximately 13.6 million for the first half of 2008.

CEO Comments

Charles K. Narang, NCI's Chairman and CEO, said, "We are pleased to report another solid quarter of improvements in our revenue and profitability. During the quarter we continued to execute on our strategic objective of broadening our business base. Our acquisition of TRS Consulting, Inc. provides market expansion in the Intelligence Community, and our win of a prime position on the Food and Drug Administration's Enterprise Systems Life Cycle Support (ELMS) contract represents an important entry into the health services sector. We continue to believe that we are optimally positioned to sustain strong organic growth for the foreseeable future."

Business Highlights

NCI's President, Terry W. Glasgow, stated, "We are pleased with the overall quality of our business base and the strong foundation for growth that we have established. With our solid contracts base, leadership team and customer positioning, we believe we are well positioned in the Federal Government marketplace to support the new administration's initiatives to transform government. Further, our new business posture for the second half of the year provides us with substantial opportunity for new business growth and supports our 10 to 15% organic growth goal."

Key Metrics

NCI reported total backlog for the second quarter of 2009 of $1,120 million, of which $205 million was funded backlog. This compares to total backlog of $994 million at the end of second quarter of 2008, including $156 million in funded backlog. During the second quarter of 2009, approximately 84% of revenue was from prime contracts. Time-and-materials contracts accounted for 54% of revenue, cost-plus contracts accounted for 16% of revenue, and fixed-price contracts accounted for 30% of revenue for the second quarter of 2009. Our customer mix for the second quarter of 2009 reflects approximately 87% of revenues from the Department of Defense and Intelligence customers and approximately 13% of revenues from Federal civilian agencies. Days sales outstanding in accounts receivable, or DSO, for the quarter was 67 days, a reduction of 6 days from the prior quarter.

Outlook

The table below summarizes the guidance ranges for the third quarter of 2009 and full year 2009. This outlook reflects the acquisition of TRS Consulting, Inc. but does not reflect the impact of future acquisitions.

	3rd Quarter 2009	Full Year 2009
Revenue	$113 million - $118 million	$450 million - $460 million
Diluted Earnings Per Share	$0.37 - $0.39	$1.47 - $1.53

Conference Call Information

NCI, Inc.'s executive management will hold a conference call today at 5 p.m. ET, to discuss second quarter 2009 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 3406000. The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 8 p.m. ET today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 3406000. A replay webcast will also be available on NCI, Inc.'s website shortly after the conclusion of the call.

About NCI, Inc.:

NCI is a leading provider of information technology (IT), engineering, and professional services and solutions to U.S. Federal Government agencies. As an ISO 9001:2000-certified company, NCI's award-winning expertise encompasses areas critical to its customers' mission objectives, including enterprise systems management; network engineering; information assurance and cybersecurity; systems engineering and integration; program management, acquisition, and lifecycle support; engineering and logistics; medical transformation/health IT; and distance learning and training solutions. The company is a member of the Russell 2000 index. Headquartered in Reston, Virginia, NCI has approximately 2,600 employees and nearly 100 locations worldwide.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute ""forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as "may," "will," "intends," "should," "expects," "plans," "projects," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with Federal Government agencies, particularly within the U.S. Department of Defense, for the substantially all of our revenue; a change in funding of our contracts due to bid protest, changes in spending patterns or changes in priorities due to the change in administration; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; competitive factors, such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to integrate TRS Consulting, Inc. or to identify and successfully integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; current economic market conditions, specifically the credit and liquidity crisis, (i) has caused the interest rate on our outstanding debt to fluctuate and could increase significantly in the future, (ii) could cause our non-government business partners, prime or subcontractors, to default on contracts which may impact our ability to perform, and (iii) could impact the cost of future acquisitions significantly above our current cost of debt; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) Government contracts for services, (ii) outsourcing of activities that have been performed by the Government, (iii) delays related to agency specific funding freezes, and (iv) competition for task orders under Government Wide Acquisition Contracts (GWACS), agency-specific IDIQ contracts, and/or schedule contracts with the General Services Administration; and our own ability to achieve the objectives of near term or long range business plans. These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC such as our Forms 8-K and Forms 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

NCI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Revenue	$108,519	$96,337	$213,536	$187,838

Operating costs and expenses:
Cost of revenue	93,976	82,571	185,300	161,915
General and administrative expense	4,894	5,461	9,655	10,207
Depreciation and amortization	543	489	1,041	970
Amortization of intangible assets	448	483	896	806
Total operating costs and expenses	99,861	89,004	196,892	173,898

Operating income	8,658	7,333	16,644	13,940
Interest income	10	20	30	74
Interest expense	(161)	(603)	(374)	(1,186)

Income before income taxes	8,507	6,750	16,300	12,828
Income tax expense	3,387	2,684	6,505	5,131
Net income	$5,120	$4,066	$9,795	$7,697

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,438	13,353	13,424	13,353

Net income per share	$0.38	$0.30	$0.73	$0.58

Diluted:

Weighted average shares and equivalent shares outstanding	13,755	13,616	13,748	13,588

Net income per share	$0.37	$0.30	$0.71	$0.57

NCI, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	As of June 30, 2009	As of December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,467	$1,267
Accounts receivable, net	80,419	92,192
Deferred tax assets	3,369	3,116
Prepaid expenses and other current assets	3,514	1,733
Total current assets	88,769	98,308

Property and equipment, net	6,562	5,378
Other assets	824	926
Intangible assets, net	7,085	7,981
Goodwill	87,740	87,740
Total assets	$190,980	$200,333

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$25,632	$32,747
Accrued salaries and benefits	16,672	16,436
Other accrued expenses/liabilities	4,975	5,353
Deferred revenue	2,852	2,626
Total current liabilities	50,131	57,162

Long-term debt	26,000	40,000
Other liabilities	58	98
Deferred rent	2,230	2,523
Deferred tax liabilities, net	2,355	1,691
Total liabilities	80,774	101,474

Stockholders' equity:
Class A common stock, $0.019 par value-37,500,000 shares authorized; 8,273,954 shares issued and outstanding as of June 30, 2009, and 8,205,711 shares issued and outstanding as of December 31, 2008	157	156
Class B common stock, $0.019 par value-12,500,000 shares authorized; 5,200,000 shares issued and outstanding as of June 30, 2009, and December 31, 2008	99	99
Additional paid-in capital	61,285	59,734
Retained earnings	48,665	38,870
Total stockholders' equity	110,206	98,859

Total liabilities and stockholders' equity	$190,980	$200,333

NCI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(amounts in thousands)

	Six months ended June 30,
	2009	2008
Cash flows from operating activities
Net income	$9,795	$7,697
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,937	1,776
Gain on sale and disposal of property and equipment	-	(11)
Non-cash stock compensation expense	609	356
Deferred income taxes	410	552
Changes in operating assets and liabilities:
Accounts receivable, net	11,773	(4,987)
Prepaid expenses and other assets	(1,679)	(1,798)
Accounts payable	(7,115)	(1,426)
Accrued expenses/other current liabilities	97	2,105
Deferred rent	(282)	(262)
Net cash provided by operating activities	15,545	4,002

Cash flows from investing activities
Purchase of property and equipment	(2,225)	(847)
Proceeds from sale of property and equipment	-	11
Cash paid for acquisitions, net of cash received	-	(16,191)
Net cash used in investing activities	(2,225)	(17,027)

Cash flows from financing activities
Proceeds from exercise of stock options	765	-
Excess tax deduction from exercise of stock options	178	-
(Repayment) proceeds of line of credit, net	(14,000)	14,058
Principal payments under capital lease obligations	(63)	(81)
Net cash (used in) provided by financing activities	(13,120)	13,977

Net change in cash and cash equivalents	200	952
Cash and cash equivalents, beginning of period	1,267	109
Cash and cash equivalents, end of period	$1,467	$1,061

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$374	$1,186
Income taxes	$8,274	$5,186

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